Exhibit 99.1

Gary Kolstad Appointed to the

RPC, Inc.

Board of Directors

ATLANTA, July 14, 2025 – RPC, Inc. (NYSE: RES) announced today the appointment of Gary Kolstad to the Board of Directors of the Company. Kolstad holds a B.S. Degree from Montana Technological University in petroleum engineering and studied Psychology and Engineering at Montana State University-Bozeman. After a long career in various oilfield services positions at a large, international oil and gas services company, he served as Chairman and CEO of public and private companies and currently holds multiple Advisory Board Member and Investor positions.

Richard A. Hubbell, Chairman of the Board of RPC, Inc. stated, “Gary Kolstad’s industry experience has been beneficial to the boards on which he has served. We look forward to his contributions to our board in the years ahead.”

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Joshua Large

Vice President, Corporate Finance and Investor Relations

(404) 321-2152

jlarge@rpc.net